Exhibit 10(a)116
                         DEFERRED COMPENSATION AGREEMENT

     THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") made and entered into by and between The Southern Company ("Southern"), Southern Company Services, Inc. (the "Company") and Allen L. Leverett ("Mr. Leverett"), effective as of the 1st day of March, 2001.

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, Mr. Leverett is the Vice President and Treasurer of the Company;

     WHEREAS, the Company and Southern wish to encourage Mr. Leverett to increase the profitability of the Company and to provide Mr. Leverett an interest in the Company's overall profitability;

     NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. General Nature of Award. Subject to the terms and conditions of this Agreement, the Company shall establish and maintain on behalf of Mr. Leverett an account on the Company's books and records (the "Account") which, if Mr. Leverett continues to be an employee of the Company, or any affiliate or subsidiary of Southern (as set forth in Paragraph 15 hereof), shall entitle Mr. Leverett to receive on the fourth anniversary date of the effective date of this Agreement (such four year period to be referred to as the "Performance Period") an amount equal to the then Market Value (as defined below) of the equivalent of One Hundred Fifty Thousand Dollars ($150,000) of Market Value of Southern's common stock deemed to have been purchased as of the effective date of this Agreement, including reinvested dividends thereon, increased, if certain profitability goals are met, by estimated income tax expenses.
         2. Investment.
         (a) As of the date hereof, the Company shall credit to Mr. Leverett's Account that number of deemed shares (including fractional shares) of Southern's common stock ("Common Stock") as shall equal $150,000 in Market Value (as defined herein) determined as of the effective date of this Agreement (such hypothetical shares to be referred to herein as the "Phantom Stock"). For purposes of this Agreement, "Market Value" shall mean the average closing price of the Common Stock as reported by the New York Stock Exchange for the ten trading days immediately preceding the respective valuation date.
         (b) As of the day of each calendar quarter in which occurs the payment of dividends on Common Stock, there shall be credited to Mr. Leverett's Account such additional shares of Phantom Stock (including fractional shares) as could have been purchased at the Market Value on such day as follows:
                  (i) In the case of cash dividends, such additional shares of Phantom Stock as could have been purchased with the dividends payable on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend;
                  (ii) In the case of dividends payable in property other than cash or Common Stock, such additional shares of Phantom Stock as could have been purchased with the fair market value of the property which would have been payable as dividends on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend; or
                  (iii) In the case of dividends payable in Common Stock, such additional shares of Phantom Stock as would have been payable on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend.
         (c) In the event that the number of outstanding shares of Common Stock is changed through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%) or other change in the capital structure of Southern without consideration, or upon the occurrence of any other extraordinary corporate event involving the Common Stock causing a reduction in the value of the Common Stock, such as a corporate spin off or split up, the number of shares of Common Stock credited to the Account shall be proportionately adjusted by the Company so as to preserve the value of the Account immediately prior to such event.
         3. Vesting of Account. The Market Value of Mr. Leverett's Account shall vest on the fourth anniversary of the effective date of this Agreement (the "Vesting Date"), provided Mr. Leverett is then, and has been for the Performance Period, an employee of the Company, Southern, or an affiliate or subsidiary of the Company.
         4. Valuation of Account. The value of Mr. Leverett's Account on any date shall be based on the Market Value on such date multiplied by the number of shares of Phantom Stock then credited to the Account, provided, however, that if the annual profitability goals established for the Company and for Mr. Leverett by the Chief Executive Officer of Southern have been equaled or exceeded for each fiscal year of the Company during the Performance Period as set forth on Exhibit A, and as annually documented on Exhibit B of this Agreement, (the "Profitability Goals"), the value of the Account shall be increased upon payout to cover Mr. Leverett's federal and state income tax expense as reasonably estimated by the Company for the year of payout (the "Tax Gross-up"). Failure to meet the Profitability Goals for any year of the Performance Period shall result in the forfeiture of the Tax Gross-up, provided, however, that Southern's Chief Executive Officer may, in his sole discretion, determine after the close of the Performance Period, that as a result of overall Company profitability and individual performance during the entire Performance Period, that all or a portion of the value of the Tax Gross-up shall nevertheless be paid.
         5. Payment of Account Balance. Provided that Mr. Leverett is then an employee of the Company, Southern, or an affiliate or subsidiary of Southern, and, with respect to the Tax Gross-up amount, has also achieved the Profitability Goals, the Company shall pay to Mr. Leverett the value of his Account, and, if applicable, the Tax Gross-up amount, in cash within ten (10) days of the Vesting Date.
         6. Election to Defer. By written election filed with Southern's Vice President, Human Resources no less than Three-Hundred Sixty-Six (366) days prior to the Vesting Date, Mr. Leverett may defer all or a portion of the amount to be received under this Agreement by having such amount contributed on his account to The Southern Company Deferred Compensation Plan, in accordance with the terms and conditions of such Plan.
         7. Death, Permanent Disability, or Termination Without Cause. In the event of Mr. Leverett's termination of employment with the Company prior to the payout of the value of the Account for reasons of death, permanent disability, or termination by the Company without Cause, the Company shall pay to Mr. Leverett, or his estate in the event of death, the value of the Account determined as of the date of such termination, plus, if the Profitability Goals have been met as of such date, the Tax Gross-up amount. For purposes of this
Section 7, the term "Cause" shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment by the Company; the final conviction of a felony or misdemeanor involving moral turpitude; the carrying out of any activity or the making of any statement which would prejudice the good name and standing of the Company, Southern or an affiliate or subsidiary of Southern (collectively, the "Companies") or would bring the Companies into contempt, ridicule or would reasonably shock or offend any community in which the Companies are located; a material breach of the fiduciary obligations owed by an officer and an employee to the Companies; or Mr. Leverett's unsatisfactory performance of the duties and services required by his or her employment.
         8. Assignability. Neither Mr. Leverett, his estate, his beneficiaries, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Agreement shall be void and have no effect.
         9. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Mr. Leverett may be entitled to receive the value of his Account under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.
         10. Amendment; Modification; Termination. Except as otherwise provided herein, this Agreement may be amended, modified, or terminated only by a writing executed by the parties hereto.
         11. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Mr. Leverett may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.
         12. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Mr. Leverett.
         13. Compensation. Any compensation contributed on behalf of Mr. Leverett under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, or The Southern Company Pension Plan. Distributions from Mr. Leverett's Account shall not be considered wages, salaries or compensation under any other employee benefit plan.
         14. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for Cause, the employment relationship of Mr. Leverett and the Company.
         15. Transfer of Employment to Southern or a Southern Subsidiary or Affiliate. In the event that Mr. Leverett's employment by the Company is terminated during the Performance Period and Mr. Leverett shall become immediately re-employed by Southern or a subsidiary or an affiliate of Southern, the Company shall assign this Agreement to Southern or such subsidiary or affiliate, Southern shall accept such assignment or cause such affiliate or subsidiary to accept such assignment, such assignee shall become the "Company" for all purposes hereunder and the profitability goals set forth on Exhibit A hereof shall be amended to appropriately reflect the performance of such assignee. In the event of such assignment, the expense of this Agreement shall be shared pro rata by the Company and any such assignee based upon the number of months during the Performance Period Mr. Leverett was employed by each.
         16. Governing Law. This Agreement, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.
         IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above, this ___ day of March, 2001.

                                        THE SOUTHERN COMPANY


                               By:
                                        --------------------------------------

                               Title:
                                        --------------------------------------



                                        SOUTHERN COMPANY SERVICES, INC.


                               By:
                                        --------------------------------------

                               Title:
                                        --------------------------------------



                                        MR. LEVERETT


                                        ------------------------------
                                        Allen L. Leverett

ATTEST:


By:
         --------------------------------------------


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                                    Exhibit A
                         Deferred Compensation Agreement
                         Schedule of Profitability Goals
                             For Performance Period


         The Southern Company's "core business" shall earn its assigned share of The Southern Company's Earnings Per Share Goal for each of the calendar years in the Performance Period. Achievement of the goal shall be assessed annually by the Chief Financial Officer of The Southern Company and documented in Exhibit B.

                                    Exhibit B
                         Deferred Compensation Agreement
                   Annual Documentation of Profitability Goals
                             For Performance Period